EXHIBIT 10.10

PURCHASE NOTE
NON-RECOURSE SECURED PROMISSORY NOTE

$1,000,000.00	May 19, 2014
Lake Forest, CA

For value received, Platinum Technology Ventures, LLC, a Nevada limited liability company (the “Payor”), promises to pay to SearchCore, Inc., a Nevada corporation, or its assigns (the “Holder”), the principal sum of One Million Dollars ($1,000,000.00) (the “Principal Amount”). The principal hereof and any unpaid accrued interest thereon shall be due and payable in accordance with Section 2, below, but in no event later than 5:00 p.m., Pacific Standard Time, on January 1, 2020 (the “Maturity Date”) (unless such payment date is accelerated as provided in Section 5 hereof). Payment of all amounts due hereunder shall be made at the address of the Holder provided for in Section 6 hereof. Interest shall accrue on outstanding principal amount at the rate of one percent (1%) per annum.

1. HISTORY OF THE NOTE. This Note is being delivered to Holder in connection with that certain Domain Name Purchase Agreement by and between Payor, Holder, and Brad Nelms, an individual (“Nelms”) dated as of the date hereof (the “Purchase Agreement”).

2. PAYMENT SCHEDULE. The Principal Amount and interest accrued on this Note shall be repaid by Payor pursuant to the following payment schedule set forth in subsections 2(a)–(d), below (the “Payment Schedule”). Payor’s obligations under the Payment Schedule shall be extinguished upon payment of the Principal Amount and any interest then due and owing pursuant to the terms of this Note.

a.
Beginning on the thirteenth (13th) full calendar month following the date of this Note, and continuing for thirty-six (36) consecutive months thereafter, Payor shall pay Holder Ten Thousand Dollars ($10,000) per month, due on the first day of each month. However, such payments shall increase as follows if Payor’s Revenue (defined below) meets the following criteria: (i) if Payor’s revenue is between One Hundred and Ninety-Five Thousand Dollars ($195,000) and Two Hundred and Thirty Thousand Dollars ($230,000) per month, then Payor’s monthly payment shall be Fifteen Thousand Dollars ($15,000), and (ii) if Payor’s Revenue exceeds Two Hundred and Thirty Thousand Dollars ($230,000) per month, then Payor’s monthly payment shall be equal to Thirty Thousand Dollars ($30,000) per month. In any event, Payor shall pay to Holder a minimum of at least Three Hundred Thousand Dollars ($300,000) between the thirteenth (13th) and forty eighth (48th) full calendar months following the date of this Note.

b.
Beginning on the forth ninth (49th) full calendar month following the date of this Note, and continuing for twenty-three (23) consecutive months thereafter, Payor shall pay Holder Twenty Thousand Dollars ($20,000) per month, due on the first day of each month. However, in the event that Payor’s Revenue equals or exceeds Two Hundred and Thirty Thousand Dollars ($230,000) per month, then the monthly payment shall be equal to Twenty Seven Thousand Seven Hundred and Seventy-Seven Dollars ($27,777) per month. In any event, Payor shall pay to Holder a minimum of at least Three Hundred Thousand Dollars ($300,000) between the forty ninth (49th) and seventy first (71st) full calendar months following the date of this Note.

c.
Beginning on the seventy second (72nd) full calendar month following the date of this Note, and continuing for six (6) consecutive months thereafter, Payor shall pay Holder Twenty Thousand Seven Hundred and Seventy-Seven Dollars ($27,777) per month, due on the first day of each month.

d.
On the first day of the seventy ninth (79th) full calendar month following the date of this Note, Payor shall pay Holder the outstanding balance of any Principal Amount and interest due and owing under this Note.

For purposes of this Section 2, “Revenue” shall be defined as all types of revenue generated by Payor and its subsidiaries, if any, from the operation of the Domain Names, as defined in the Purchase Agreement.

3. PREPAYMENT. This Note may be prepaid at the election of the Payor, in whole or in part, at any time or from time to time.

4. TRANSFERABILITY. Holder may assign, sell, transfer or otherwise convey, pledge or encumber this Note without Payor’s approval. Payor, however, shall have no right to transfer, pledge, hypothecate or assign this Note without the prior written consent of Holder, which consent may be withheld in Holder’s sole discretion.

5. DEFAULT. The occurrence of any one of the following events shall constitute an Event of Default:

(a)           The non-payment, within fifteen (15) business days of when due, of any payment of principal pursuant to this Note. Any late payments will be subject to a late charge of five percent (5%) of the amount of the applicable payment.

(b)           The material breach of any representation or warranty by Payor in this Note.

(c)           The breach of any covenant or undertaking by Payor, not otherwise provided for in this Section 5;

(d)           The commencement by the Payor of any voluntary proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or the adjudication of the Payor as insolvent or bankrupt by a decree of a court of competent jurisdiction; or the petition or application by the Payor for, acquiescence in, or consent by the Payor to, the appointment of any receiver or trustee for the Payor or for all or a substantial part of the property of the Payor; or the assignment by the Payor for the benefit of creditors; or the written admission of the Payor of its inability to pay its debts as they mature; or

(e)           The commencement against the Payor of any proceeding relating to the Payor under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Payor consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for twenty (20) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Payor or for all or a substantial part of the property of the Payor, which order, judgment or decree remains undismissed for twenty (20) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Payor.

In the event the Holder becomes aware of a breach of Sections 5(a), (b) or (c), then provided such breach is capable of being cured by Payor, the Holder shall notify the Payor in writing of such breach and the Payor shall have thirty (30) calendar days after notice to cure such breach.

Upon the occurrence of any Default or Event of Default, the Holder may, by written notice to the Payor, declare all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, immediately due and payable, in which event it shall immediately be and become due and payable, provided that upon the occurrence of an Event of Default as set forth in paragraph (d) or paragraph (e) hereof, all or any portion of the unpaid principal amount due to Holder, together with all accrued interest thereon, shall immediately become due and payable without any such notice.

6. NOTICES. All notices required or permitted hereunder shall be in writing and shall be delivered as set forth in the Purchase Agreement.

7. GOVERNING LAW; VENUE. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, and to be performed entirely within the State of California. Any action brought by any party hereto shall be brought within the State of California, County of Orange.

8. CONFORMITY WITH LAW. It is the intention of the Payor and of the Holder to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contracted for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Payor or credited on the principal amount of this Note.

9. NO SETOFF. All payments made by the Payor hereunder will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto.

10. MODIFICATION; WAIVER. No modification or waiver of any provision of this Note or consent to departure therefrom shall be effective unless in writing and approved by the Payor and the Holder.

11. ATTORNEY’S FEES. In the event the Holder shall refer this Note to an attorney to enforce the terms hereof, the Payor agrees to pay all the costs and expenses incurred in attempting or effecting the enforcement of the Holders’ rights, including reasonable attorney’s fees, whether or not suit is instituted.

12.  WAIVER OF PRESENTMENT, ETC. The Payor hereby waives demand, protest, presentment for payment, notice of nonpayment, notice of dishonor, or notice of any kind in connection with this Note.

13. SECURITY. This Note is secured by, and entitled to the benefits of, that certain Pledge and Security Agreement of even date herewith by and between Payor and Holder.

IN WITNESS WHEREOF, Payor has executed this Non-Recourse Secured Promissory Note as of the date first written above.

“Payor”

Platinum Technology Ventures, LLC,
a Nevada limited liability company

/s/ Brad Nelms
		By:	Brad Nelms
		Its:	Manager

Acknowledged:

SearchCore, Inc.

/s/ James Pakulis
By:	James Pakulis
Its:	Chief Executive Officer